EXHIBIT 99.1

Anaren Reports 1st Quarter Fiscal 2014 Results

SYRACUSE, N.Y., Oct. 29, 2013 (GLOBE NEWSWIRE) -- Anaren, Inc. (Nasdaq:ANEN) today reported net sales for the fiscal 2014 first quarter ended September 30, 2013 of $38.5 million, down 1.3% from $39.1 million for the first quarter of last year.

GAAP (U.S. generally accepted accounting principles) net income for the first quarter of fiscal 2014 was $3.0 million, or $0.23 per diluted share, up 4.5%, compared to $2.9 million, or $0.21 per diluted share for the first quarter of last year.

Non-GAAP diluted earnings per share, excluding non-cash equity based compensation and intangible asset amortization, was $0.28 for the first quarter of fiscal 2014 compared to non-GAAP diluted earnings per share of $0.27 for the first quarter of fiscal 2013.

GAAP operating income for the first quarter of fiscal 2014 was $4.4 million, or 11.3% of net sales, up 9.2%, compared to $4.0 million, or 10.2% of net sales for the first quarter of last year. Non-GAAP operating income for the first quarter of fiscal 2014, which excludes non-cash equity based compensation and intangible asset amortization, was $5.5 million, or 14.2% of net sales, up 3.0% from $5.3 million, or 13.6% of net sales for the first quarter of fiscal 2013.

Income taxes for the first quarter of fiscal 2014 were $1.5 million, representing an effective tax rate of 32.7% compared to income tax expense of $1.3 million for the first quarter of fiscal 2013, representing an effective tax rate of 32.0%. The projected effective tax rate for fiscal 2014, absent one-time events, is expected to be approximately 29.0%.

Lawrence A. Sala, Anaren's Chairman, President and CEO said, "Despite a slight decline in first quarter net sales, non-GAAP operating income improved 3.0% from first quarter fiscal year 2013 levels as a result of improved operating efficiencies. Although Space & Defense Group net sales declined in the quarter, the Group continued to experience a strong flow of new orders. In addition, Wireless Group sales increased in the quarter as a result of stronger demand for both infrastructure and AIR (Anaren Integrated Radio) related products. We continue to expect an increase in sales and profitability for both groups in fiscal 2014."

During the first quarter of fiscal 2014, the Company generated $3.5 million in operating cash flow compared to $2.1 million in the first quarter of fiscal 2013. Additionally, during the current quarter the Company expended $2.5 million for capital additions. Cash, cash equivalents and marketable debt securities at September 30, 2013 were $53.5 million, down $0.1 million from $53.6 million at June 30, 2013.

Wireless Group

Wireless Group net sales for the quarter were $13.6 million, up 2.9% from the first quarter of fiscal 2013, and up 6.4% sequentially, due to rising infrastructure component demand and increased sales of AIR related products. Demand from Wireless infrastructure customers has increased in recent quarters and current forecasts indicate increased demand levels for fiscal 2014. In addition, we continue to see an increase in the number of AIR related customers transitioning to volume production.

New product investments for the quarter continued to be focused on expansion of the wireless infrastructure components, as well as low power wireless AIR module and solution product lines.

Customers that generated greater than 10% of Wireless Group net sales for the quarter were Arrow Electronics, Richardson and Huawei.

Space & Defense Group

Space & Defense Group net sales for the quarter were $25.0 million, down 3.5% from the first quarter of fiscal 2013. This decrease resulted from customer delays in approving shipments of hybrid electronic modules and a shortfall in shipments of printed wire board products. Despite the decrease in net sales, continuing operational execution during the quarter resulted in comparable profitability for the Group compared to the first quarter of last year.

New orders for the quarter totaled $28.5 million and were driven largely by radar, passive ranging and satellite applications. Space & Defense Group order backlog at September 30, 2013 was approximately $100.0 million.

Customers that generated greater than 10% of Space & Defense Group net sales for the quarter were Lockheed Martin, Northrop Grumman and Raytheon.

Non-GAAP Financial Measures

In addition to presenting financial results calculated in accordance with GAAP, Anaren's earnings release contains non-GAAP financial measures including: non-GAAP gross profit, non-GAAP operating income, non-GAAP net income and non-GAAP net income per diluted share. These non-GAAP measures are each adjusted from GAAP results to exclude certain non-cash items including equity based compensation and intangible asset amortization.

The Company believes these non-GAAP financial measures provide useful information to both management and investors to help understand and compare business trends among reporting periods on a consistent basis. Additionally, these non-GAAP financial measurements are one of the primary indicators management uses for planning and forecasting in future periods. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with GAAP.

Outlook

For the second quarter of fiscal 2014, we anticipate comparable sales for the Wireless Group and an increase in sales for the Space & Defense Group compared to the first quarter levels. As a result, we expect net sales to be in the range of $39 to $43 million.  We expect GAAP net earnings per diluted share to be in the range of $0.26 - $0.32, using an anticipated tax rate of approximately 29.0% and inclusive of approximately $0.05 per diluted share related to expected equity based compensation expense and amortization of intangible assets. Non-GAAP net earnings per diluted share are expected to be in the range of $0.31 - $0.37 for the second quarter.

Forward-Looking Statements

The statements contained in this news release which are not historical information are "forward-looking statements."   These and other forward-looking statements are based on management's current expectations and are subject to business, market and economic risks and uncertainties that could cause actual results to differ materially from those discussed. You are encouraged to review Anaren's filings with the Securities and Exchange Commission to learn more about the various risks and uncertainties facing Anaren's business and their potential impact on Anaren's revenue, earnings and stock price. Unless required by law, Anaren disclaims any obligation to update or revise any forward-looking statement.

Conference Call

Anaren will host a live teleconference, open to the public on the Anaren Investor Info, Live Webcast Web Site (www.anaren.com) on October 30 at 8:30 a.m. (ET). A replay of the conference call will be available at 11:30 a.m. (ET) beginning October 30, 2013 through 11:30 p.m. on November 13, 2013. To listen to the replay, interested parties may dial in the U.S. at 1-855-859-2056 and International at 1-404-537-3406.  The passcode is 71112496. If you are unable to access the Live Webcast, the dial in number for the U.S. is 1-877-734-4580 and International is 1-678-905-9378.

Company Background

Anaren designs, manufactures and sells complex microwave components and subsystems for the wireless communications, satellite communications and defense electronics markets. For more information on Anaren's products, visit our Web site at www.anaren.com.

ANAREN, INC.
Condensed Consolidated Income Statements
(in thousands except per share data)
(unaudited)

	Three Months Ended
	September 30, 2013	September 30, 2012

Net sales	$ 38,543	$ 39,062

Cost of sales	24,656	24,647
Gross profit	13,887	14,415
	36.0%	36.9%
Operating expenses:
Marketing	2,131	2,539
Research and development	3,223	3,334
General and administration	4,174	4,550
Total operating expenses	9,528	10,423

Operating income	4,359	3,992
	11.3%	10.2%
Other income (expense):
Other income	93	223
Interest expense	(19)	(18)
Total other income, net	74	205

Income before income tax expense	4,433	4,197
Income tax expense	1,450	1,343
Net income	$ 2,983	$ 2,854
	7.7%	7.3%

Earnings per share:
Basic	$ 0.24	$ 0.22
Diluted	$ 0.23	$ 0.21

Weighted average common shares outstanding:
Basic	12,649	12,999
Diluted	13,193	13,676

ANAREN, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30, 2013	June 30, 2013

Assets:
Cash, cash equivalents and short-term investments	$ 50,942	$ 50,996
Receivables, less allowances	31,721	32,059
Inventories	36,260	34,928
Prepaid expenses and other assets	4,223	5,108
Total current assets	123,146	123,091

Securities held to maturity	2,577	2,582
Property, plant, and equipment, net	41,548	40,842
Goodwill	42,408	42,297
Other intangibles, net	7,021	6,833
Total assets	$ 216,700	$ 215,645

Liabilities and Stockholders' Equity
Liabilities:
Accounts payable	$ 6,791	$ 7,319
Accrued expenses	3,248	4,806
Customer advance payments	1,615	1,603
Other liabilities	4,524	5,335 *
Total current liabilities	16,178	19,063

Other non-current liabilities	11,019	10,279
Total liabilities	27,197	29,342

Stockholders' Equity:
Common stock and additional paid-in capital	232,315	230,653
Retained earnings	157,730	154,747 *
Accumulated other comprehensive loss	(773)	(858)
Less: cost of treasury shares	(199,769)	(198,239)
Total stockholders' equity	189,503	186,303

Total liabilities and stockholders' equity	$ 216,700	$ 215,645

* - Balance has been adjusted for an out of period error totaling $3.4 million related to income taxes.

ANAREN, INC.
Reconciliation of GAAP and Non-GAAP Gross Profit, Operating Income, Net Income and
Diluted Earnings Per Share
(in thousands except per share data)
(unaudited)

	Three Months Ended
	September 30, 2013	September 30, 2012

Net sales	$ 38,543	$ 39,062

GAAP gross profit	$ 13,887	$ 14,415
Equity-based compensation expense (1)	216	239
Amortization of intangibles (2)	13	39
Non-GAAP gross profit	$ 14,116	$ 14,693
% of sales	36.6%	37.6%

GAAP operating income	$ 4,359	$ 3,992
Equity-based compensation expense (1)	902	1,050
Amortization of intangibles (2)	201	255
Non-GAAP operating income	$ 5,462	$ 5,297
% of sales	14.2%	13.6%

GAAP net income	$ 2,983	$ 2,854
Equity-based compensation expense (1)	902	1,050
Amortization of intangibles (2)	201	255
Tax effect	(397)	(470)
Non-GAAP net income	$ 3,689	$ 3,689
% of sales	9.6%	9.4%

Diluted earnings per share
GAAP diluted earnings per share	$ 0.23	$ 0.21
Equity-based compensation expense (1)	0.07	0.08
Amortization of intangibles (2)	0.02	0.02
Tax adjustments	(0.04)	(0.04)
Non-GAAP diluted earnings per share	$ 0.28	$ 0.27

Weighted average common shares outstanding
Diluted	13,193	13,676

1) These costs represent expense recognized in accordance with the share-based compensation accounting rules.

2) These costs represent amortization of intangible assets for the three months ended September 30, 2013 and 2012.

ANAREN, INC.
Reconciliation of GAAP and Non-GAAP Gross Profit, Operating Income, and Earnings Per Share
(in thousands)
(unaudited)

The following table details the Non-GAAP, Non-Cash expenses related to equity-based compensation and intangible asset amortization by expense category.

	Three Months Ended September 30, 2013
	(in thousands)
	(unaudited)

	Equity Based	Amortization
	Compensation	of Intangibles	Total
Cost of sales	$ 216	$ 13	$ 229
Marketing	74	--	74
Research and development	93	--	93
General and administrative	519	188	707
	$ 902	$ 201	$ 1,103

	Three Months Ended September 30, 2012
	(in thousands)
	(unaudited)

	Equity Based	Amortization
	Compensation	of Intangibles	Total
Cost of sales	$ 239	$ 39	$ 278
Marketing	86	--	86
Research and development	120	--	120
General and administrative	605	216	821
	$ 1,050	$ 255	$ 1,305

ANAREN, INC.
Condensed Consolidated Statement of Cash Flows
(in thousands)
(unaudited)

Three Month Ended
September 30, 2013
Cash flows from operating activities:
Net income	$ 2,983

Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	1,780
Write down of other current asset	--
Amortization	250
Gain on disposal of fixed assets	--
Deferred income taxes	598
Equity-based compensation	902
Receivables	338
Inventories	(1,332)
Accounts payable	(678)
Other assets and liabilities	(1,331)
Net cash provided by operating activities	3,510

Cash flows from investing activities:
Capital expenditures	(2,485)
Payment for purchase of Cellular Machines	(350)
Maturities of held to maturity securities	1,940
Net cash used in investing activities	(895)

Cash flows from financing activities:
Stock options exercised	354
Excess tax benefit from equity-based compensation	406
Purchase of treasury shares	(1,531)
Net cash used in financing activities	(771)

Effect of exchange rates on cash	85

Net increase in cash and cash equivalents	$ 1,929

Cash and cash equivalents at beginning of period	$ 44,308

Cash and cash equivalents at end of period	$ 46,237

CONTACT: George Blanton, CFO
         315-362-0436
         Joseph E. Porcello, VP-Accounting
         315-362-0514